Exhibit 99.1

HENRY L. NORDHOFF JOINS BOARD OF DIRECTORS OF MANNKIND CORPORATION

VALENCIA, Calif. (March 18, 2005) – MannKind Corporation (Nasdaq NM: MNKD) today announced that Henry L. Nordhoff has been appointed to the board of directors of MannKind Corporation and to the board’s Compensation Committee. Mr. Nordhoff’s addition brings the board of directors to a total of nine members.

“Hank’s extensive industry experience and insights will serve us very well as we continue the development activities of MannKind,” said Alfred E. Mann, MannKind’s CEO and Chairman. “We will also benefit from Hank’s extensive network as we evolve our technologies and assess new strategic opportunities for our company.”

Since July 1994, Henry Nordhoff has served as President and Chief Executive Officer of Gen-Probe Incorporated. Prior to that, he was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into the Immune Response Corporation. Most of Mr. Nordhoff’s earlier career was spent at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. He received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University.

About MannKind Corporation
MannKind focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. The Company recently commenced Phase 3 clinical trials in Europe of its lead product, the Technosphere® Insulin System, to study its potential for the treatment of diabetes. This System consists of a proprietary dry powder Technosphere® formulation of insulin that is inhaled into the deep lung using the Company’s MedTone™ inhaler. MannKind believes that the performance characteristics, unique kinetics, convenience and ease of use of the Technosphere® Insulin System may have the potential to change the way diabetes is treated. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.